SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

Iron Mountain Incorporated
(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P. Elliott International, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

On April 4, 2011, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

ELLIOTT RAISES QUESTIONS ABOUT IRON MOUNTAIN “POISON PILL” AND

OTHER MAJOR ISSUES

Major Shareholder Says Facts Do Not Support Rationale for Adopting

Shareholder Rights Plan

NEW YORK (April 4, 2011) – Elliott Management Corporation, the beneficial owner of slightly under 5% of Iron Mountain Incorporated’s common stock (NYSE: IRM) (“Iron Mountain”), on behalf of the funds that it manages (“Elliott”), today sent the following letter to the Board of Directors of Iron Mountain:

April 4, 2011

The Board of Directors

Iron Mountain Incorporated

745 Atlantic Avenue

Boston, MA 02111

Dear Members of the Board of Directors:

We want to draw your attention to several recent actions which we believe are out of step with Iron Mountain’s past practices and are inconsistent with our shared goal of maximizing shareholder value. As stewards of shareholder interests, we think it is appropriate for the Board to evaluate these actions and consider instructing the company’s management to change course.

On March 23, thirteen days ago, Iron Mountain installed a Shareholder Rights Plan (so-called “Poison Pill”) immediately following public comments by Davis Advisors, IRM’s largest shareholder and one of the world’s most renowned mutual funds, indicating support for Elliott’s recommended Board nominees.* When asked to comment on the Poison Pill by the Financial Times, this same shareholder referred to it as “heinous corporate governance.” We strongly agree.

According to the Financial Times, IRM said the Poison Pill was in response to unusually high option volume – equal to over 10 percent of shares outstanding. Elliott remains incredulous that such a sophisticated group of people would react in such an overly dramatic and shareholder unfriendly fashion to what we understand to have been a common dividend trade by options market makers – IRM stock went ex-dividend on March 23.

Nonetheless, if option volume was truly the justification for IRM’s Poison Pill then a new ‘mystery buyer’ would have had to file a Schedule 13D in the requisite 10-day period expiring last Friday, and Davis Advisors’ 13D filings shows it was not the purchaser.

The fact that no such filing has been made strongly suggests the company’s true intent is entrenchment and stifling dissent. Should the company wish to convince its shareholders that this is not the case, the Board can easily retract the Poison Pill. Institutional Shareholder Services (“ISS”) and other leading governance advisory firms have repeatedly expressed their concerns about Poison Pills given the significant risk and long history of managements using them to entrench themselves at the expense of shareholders.

In addition, Elliott remains highly concerned about several of the company’s other recent tactics, which the Board may or may not be aware of. These include:

1.	Failing to publicly announce that the company has told brokers that April 12, 2011 will be the record date, which makes April 7, 2011 the last day to purchase shares with voting rights.

2.	Implying in a company press release that owning only 35% of its real estate would interfere with the company’s ability to enjoy the tax benefits of REIT status – when it is clear that leaseholds qualify as good REIT assets and all rental income, whether from owned or leased realty, qualifies as good REIT income.

3.	Removing the 2010 Investor Day audio from the company’s website – the only recorded event where investors could actually hear other investors express their discontent with the company’s Return on Invested Capital and Capital Allocation.

None of the above actions represent the kind of company we believe Iron Mountain has been or should be. Nor do we believe that any of these actions are appropriate responses to major shareholders whose only objective is to help the company and its Board maximize value.

We hope that you will consider these facts in the Board’s continuing deliberations and we look forward to engaging with the Board in the coming weeks as all shareholders get an opportunity to decide the future of Iron Mountain at the upcoming Annual Meeting.

Sincerely,

Elliott Management

*	On March 9, Elliott proposed four new Board members. The original letter Elliott sent to IRM’s Board can be viewed here. In addition, Elliott filed a presentation with the SEC, which can be viewed here.

About Elliott Management Corporation

Elliott Management Corporation oversees two funds, Elliott Associates, L.P. and Elliott International, L.P., that have more than $16.8 billion of assets under management. Founded in 1977, Elliott is one of the oldest private investment firms of its kind under continuous management. The Elliott funds’ investors include large institutions, college and charitable endowments, family offices, and friends and employees of the firm.

Media Contacts:

Finsbury Group

Tripp Kyle / David Millar

Elliott-US@finsbury.com

+1 212 303 7600

Investor Contacts:

Mackenzie Partners

Larry Dennedy / Bob Marese

+1 212 929 5500

Additional Information

Elliott intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2011 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2011 Annual Meeting”) of Iron Mountain Incorporated (the “Company”). Information relating to the participants in such proxy solicitation is contained in the preliminary proxy statement filed by Elliott with the Securities and Exchange Commission and in amendments to such preliminary proxy statement. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2011 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).